       THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH "****" AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION."


                                                                    EXHIBIT 4.23


                         PINE VALLEY MINING CORPORATION

                                   BCOL-C-0219



THIS CONFIDENTIAL TRANSPORTATION AGREEMENT ("Contract") is made as of the 8th day of June, 2004 and is

BETWEEN:


                    BC RAIL PARTNERSHIP, a partnership having no general partner, comprised of BC Rail Ltd., BCR Properties Ltd., and British Columbia Railway Company pursuant to a partnership agreement dated December 5, 1997


                    ("BCOL")


AND:


                    FALLS MOUNTAIN COAL INC.


                    ("Customer")



WHEREAS, the Customer, a wholly-owned subsidiary of Pine Valley Mining Corporation, requires freight service from and to its Willow Creek Coal Mine located at Falls, British Columbia (herein called the "Mine" or "Origin").

WHEREAS, BCOL wishes to provide freight service for the Customer.

NOW THEREFORE, the Customer and BCOL (the "Parties" and each a "Party") agree as follows:

1.       EFFECTIVE DATE AND TERM

         Notwithstanding its actual execution date, this Contract shall take effect upon the first to occur of the 2004 start of production at the Mine and the 1st day of July 2004, and shall remain in effect until the 30th day of June 2009 ("Contract Period").

2.       TRANSPORTATION SERVICE AND CHARGES

A. This Contract specifies the terms and conditions applicable to the transportation by BCOL of products specified in Schedule 1 to this Contract (the "Commodity") from the Origin to each destination described in Schedule 1 to this Contract.

B. The Customer represents to BCOL that it controls the transportation of the Commodity covered by this Contract and it agrees to ship the Commodity in accordance with the terms and conditions set forth herein.

3.       CUSTOMER TO ADVISE

         The Customer shall advise BCOL of the contract number when cars are released pursuant to this Contract or cause the shipper to advise BCOL of the contract number. The bill of lading and any other written documentation issued by the Customer in connection with the shipment of the Commodity under this Contract shall include the following statement
         - "Subject to BCOL Confidential Transportation Contract No.
         BCOL-C-0219"


4.       INCORPORATION BY REFERENCE

         This Contract incorporates by reference all tariffs, rules and regulations of BCOL that are applicable to the transportation of the Commodity by BCOL including, without limitation BCOL Tariff 750, except to the extent that such tariffs, rules and regulations are in conflict with this Contract. In the event of any conflict, the terms and conditions of the Contract shall govern.


5.       LIABILITY AND CLAIMS

         The liability of BCOL and any other railway used by BCOL as contemplated herein for any alleged loss, damage or delay to the Commodity shall be limited to that stated on the Bill of Lading or Bills of Lading respecting the shipment of the Commodity.


6.       CONFIDENTIALITY

         This Contract is confidential and shall not be disclosed to any third party except and to the extent as may be required by law, regulatory authority, or as consented to by BCOL. BCOL acknowledges that the Customer's parent corporation, Pine Valley Mining Corporation, is subject to certain disclosure obligations imposed by the policies of the TSX Venture Exchange and securities laws applicable to public companies in Canada and the United States, and agrees that, notwithstanding the provisions of this Contract, the Customer will not be in violation of this Contract as a result of any disclosure made by the Customer or Pine Valley Mining Corporation which, in the reasonable opinion of the Customer, is required to comply with such disclosure obligations.

7.       RESTRICTIONS

         Except as may be otherwise specifically provided for in Schedule 1 to this Contract, this Contract does not include any transit, diversion or reconsignment privileges and may not be used in combination with any transportation of the Commodity from any origin or destination other than as specified in Schedule 1.

8.       FORCE MAJEURE

A. The Parties and any railway identified in Schedule 1 to this Contract shall not be liable for any failure to perform under this Contract while such performance is prevented or delayed by any cause or condition of Force Majeure, which is not within the control of the Party affected. The term "Force Majeure" shall include, but shall not be limited to, acts of God, act of public enemy, war, insurrection, authority of law, fire or explosion, lock-out, strike or other labour dispute, refusal of third party railway to accept interchange, derailment, damage to tracks, or any other causes not within the control of the Party affected.

B. The Party affected by Force Majeure shall give to the other Party notice of:

         (i) the Force Majeure, including a reasonable description and expected duration of the same, to the other Party within three
               (3) days, excluding weekends and holidays, following the occurrence of the Force Majeure condition;

         (ii) any change in the expected duration of the Force Majeure condition, promptly following such a change coming to the attention of the affected Party; and

         (iii) the end of the Force Majeure condition within three (3) days, excluding weekends and holidays, following the end of the Force Majeure condition.

C. Force Majeure shall not extend the Contract Period. Force Majeure may have the effect of reducing the commitments of the Parties to the extent specifically provided in this Contract.

9.       NOTICE

A. Except as otherwise provided herein, notices shall be in writing and shall be delivered to the Party entitled to receive the same by personal delivery, or by registered or certified mail. Notices may be also communicated by any electronic means which can produce a written copy provided that acknowledgement of receipt of the electronic communication notice is obtained.

B. Any notice given under this Contract shall be effective as of the date of delivery in the case of personal delivery, date of receipt in the case of notices sent by registered or certified mail, and as of the date of electronic transmission, in the case of notices given by electronic communication where receipt of the communication has been acknowledged.

C.       Notices shall be communicated to the Parties as follows:


                  If to BCOL:

                  BC Rail Ltd.
                  221 West Esplanade
                  North Vancouver, British Columbia
                  Canada
                  V7M 3J1
                  Attention:  Vice President, Marketing and Sales
                  Fax No.:    604-984-5367


                  If to the Customer:

                  Pine Valley Mining Corporation
                  Suite 501 - 535 Thurlow St.
                  Vancouver, B.C.
                  Canada
                  V6E 3L2
                  Attention: President
                  Fax No:    604-682-4698

         Or to such other person or address as either Party may designate by notice given in accordance with this Contract.

         Any communication relating to Force Majeure, or any matter of an emergency or operating nature, may be given be any reasonable means. If given verbally or by telephone, such communication shall, as soon as is reasonable in the circumstances, be confirmed in writing or if given by electronic communication, the Party receiving the electronic communication must specify if written confirmation is required.


10.      PLANT RATIONALIZATION

         If BCOL or any other railway specified in Schedule 1 to this Contract, pursuant to lawful authority, embargoes, abandons, sells or otherwise disposes of a line of railway or facility on which service is provided pursuant to this Contract, such embargo, abandonment, sale or other disposal shall not be deemed a breach of this Contract and the provisions of this Contract shall be inapplicable with respect to such line or facility on or after the date such line or facility is embargoed, abandoned, disposed of or sold.

11.      PAYMENT OF ACCOUNT

A. Without in any way limiting any other provision of this Contract, BCOL will invoice the Customer weekly and the Customer will pay each invoice within seven (7) business days from receipt of that invoice, except to the extent such invoice is in good faith contested by the Customer. An interest rate equal to the prime lending rate of the Royal Bank of Canada for Canadian dollar commercial demand loans, as published from time to time, plus 2% per annum shall apply to all overdue amounts, and unpaid contested amounts which are subsequently determined to be correct.

B. In the event, at anytime, the amount owing to BCOL hereunder shall exceed the credit limit established by BCOL and communicated to the Customer from time to time in total or the Customer shall become insolvent, then (1) BCOL may, at its election and without terminating this Contract, and without limiting any other right, remedy or claim it may have under this Contract or at law or in equity, suspend the provision of services under this Contract until full payment of the outstanding amount is received and seize any Commodity of the Customer's and hold or sell same in satisfaction of any amount outstanding to BCOL. If BCOL suspends services under this provision, then BCOL shall give three (3) days advance written notice to the Customer and, upon receipt of all payment as aforesaid, BCOL shall recommence service as quickly as reasonably possible unless BCOL has proceeded under Section 12 hereof; or (2) all amounts to BCOL outstanding, in the sole discretion of BCOL, shall become due on demand and BCOL may declare this Contract in default by the Customer.

12.      DEFAULT AND TERMINATION

A. In the event of a material breach of this Contract by either Party or, without limiting the rights of BCOL set out in Section 11 hereof, upon any failure by the Customer to pay any amount when due hereunder, and after the Party suffering such breach gives the defaulting Party ten
         (10) calendar days' notice within which to remedy the breach, the Party suffering such breach may, without prejudice to any other rights or remedies that that Party may have, terminate this Contract, unless the defaulting Party has remedied the breach within the ten (10) day notice period to the reasonable satisfaction of the Party suffering the breach, or (excluding the payment of monies) such longer period as may be reasonable in the circumstances.

B. If either Party commits an act of bankruptcy or has a receiver or liquidator appointed for its assets, then the other Party may, without prejudice to any other rights or remedies that that Party may have, terminate this Contract, by written notice of not less than thirty (30) days' given to the other Party.

13.      SCHEDULES

A. In the event that any schedule hereto is inconsistent with the terms and conditions of the Contract, the schedule shall prevail.

B.       This Contract includes and incorporates the following schedules:

         Schedule 1 - Commodity and Transportation Particulars

         Schedule 2 - Ancillary Charges

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                                                                               5


14.      MISCELLANEOUS PROVISIONS

A. Entirety: This Contract constitutes the entire agreement and merges and supersedes all prior understandings and representations between BCOL and the Customer concerning the subject matter hereof, including without limitation the Freight Transportation Agreement made as of February 14, 1996 between BC Rail Ltd., Pine Valley Coal Ltd., the Customer (Falls Mountain Coal Inc.), Mitsui Matsushima Canada Ltd., and BCR Ventures Inc. For greater certainty, the Parties acknowledge and agree that, prior to the making of this Contract, the Customer had assumed the rights and obligations of Mitsui Matsushima Canada Ltd. and BCR Ventures Inc. under that Freight Transportation Agreement.

B. Assignment: This Contract may be assigned by BCOL, but shall not be assigned by the Customer hereto without the consent of BCOL, which consent shall not be withheld unreasonably. BCOL hereby consents to the assignment of this Contract to Mitsui Matsushima Canada Ltd. and Marubeni Corporation pursuant to security agreements entered into between such corporations and the Customer to secure financing provided to the Customer and its affiliates in connection with the acquisition and development of the Mine.

C. Non-Waiver: The failure of a Party to enforce any provisions of this Contract shall not be considered as a waiver of that provision and shall not prevent termination of this Contract due to default.

D. Other Destinations: The Customer may desire to transport the Commodity to other destinations than the Destination (Neptune Bulk Terminals, North Vancouver) during the term of this Contract. The Customer and BCOL will negotiate in good faith to achieve mutually satisfactory terms in the event of this occurring and the volume transported to such other destinations shall be included in the Volume Commitment described in Section 15

15.      VOLUME COMMITMENT

                        CONFIDENTIAL TREATMENT REQUESTED

A. Volume Commitment: The Customer shall ship with BCOL during each 12-month period of the Contract Period, not less than ********* tonnes of the Commodity between the Origin and Destination specified in
         Schedule 1.

B. Default of Volume Commitment: In the event that the Customer fails to ship in accordance with the Volume Commitment (as described in 15A above), BCOL may invoice the Customer for liquidated damages amounting to ***** per tonne times the total shortfall (i.e. the Volume Commitment less all tonnes actually shipped during the applicable 12-month period.)

C. Effect of Force Majeure on Volume Commitment: In the event of Force Majeure which affects either the Customer or BCOL and which prevents or delays the Customer from shipping the Commodity for a period in excess of seven (7) consecutive calendar days or an aggregate of 14 calendar days in any 12-month period, then the Volume Commitment shall be reduced by 1/365 for each day that the Customer is unable to ship the Commodity as a result of the Force Majeure.

16.      VOLUME FORECAST

A. The Customer shall, before the end of each quarter of each calendar year, provide BCOL with a written forecast of the Commodity production at the Origin and shipment via BCOL during the next quarter and each of the following four quarters.

B. Subject to the specific provisions of this Contract, BCOL shall supply to the Customer the rail equipment and infrastructure, including rolling stock, all maintained to a prudent and sound standard, and render shipping services to ship the Commodity, all in accordance with the Customer's forecasts. The Customer shall make shipments of the Commodity and BCOL shall accept such shipments in approximately equal monthly quantities and fairly evenly distributed throughout each twelve month period.

17.      MINE INFRASTRUCTURE

         The Customer's loading facility, weighing system and track infrastructure at the Mine shall be constructed and maintained by the Customer, at its sole expense, including replacement of materials from time to time as may be necessary, in a manner which (i) meets the reasonable specifications of BCOL; (ii) meets any applicable government regulations; and (iii) preserves such infrastructure in condition reasonably suited to the loading and handling the Customer's traffic. The siding track at the Mine will be designed and constructed to load unit trains of 104 cars.

18.      FURTHER ASSURANCES

         The Parties will from time to time promptly execute and deliver all further documents and take all further action necessary or appropriate to give effect to the provisions and intent of this Contract and to carry out the transactions contemplated hereby.

19.      MODIFICATION

         Neither this Contract nor any provision hereof will be modified, changed, discharged or terminated except by an instrument in writing signed by the Party against whom any waiver, change, discharge or termination is sought.

20.      TIME OF THE ESSENCE

         Time will be of the essence of each provision of this Contract.

21.      ENUREMENT

         This Contract enures to the benefit of and binds the Parties and their respective successors and permitted assigns.

22.      CURRENCY

         Except as otherwise specifically provided, all references in this Contract to amounts of money are expressed in Canadian dollars.

23.      SEVERABILITY

         Each provision of this Contract is several. If any provision of this Contract is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect: (i) the legality, validity or enforceability of the remaining provisions of this Contract, or (ii) the legality, validity or enforceability of that provision in any other jurisdiction, except that if: (iii) on the reasonable construction of this Contract as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable, and (iv) as a result of the determination by a court of competent jurisdiction that any part of this Contract is unenforceable or invalid and, as a result of this Section, the basic intentions of the parties in this Contract are entirely frustrated, the Customer and BCOL will use all reasonable efforts to amend, supplement or otherwise vary this Contract to confirm their mutual intention in entering into this Contract.

24.      GOVERNING LAW AND VENUE

         This Contract, any amendment, addendum or supplement hereto, and all other documents relating hereto will be governed by and construed in accordance with the laws of the Province of British Columbia, and the federal laws of Canada applicable therein, governing contracts made and to be performed wholly therein, and without reference to its principles governing the choice or conflict of laws. The parties hereto irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of British Columbia, sitting in the City of Vancouver, with respect to any dispute related to or arising from this Contract.

IN WITNESS WHEREOF, this Contract has been executed by the Parties as of the day and year first above written.


PINE VALLEY MINING CORPORATION

By:

Title:

                        ________________________________
                              Authorized Signatory


BC RAIL PARTNERSHIP

By:

Title:


                        ________________________________
                              Authorized Signatory

                                   SCHEDULE 1

                                   BCOL-C-0219

                    COMMODITY AND TRANSPORTATION PARTICULARS

COMMODITY:               COAL, THERMAL AND SEMI-HARD COKING IN BULK FOR EXPORT

TERM: THE FIRST TO OCCUR OF THE 2004 START OF PRODUCTION AT THE MINE AND THE 1ST DAY OF JULY 2004, TO AND INCLUDING JUNE 30, 2009.

EFFECTIVE DATE:          UPON THE COMMENCEMENT OF THE TERM AS DESCRIBED ABOVE.

EQUIPMENT:               UNIT TRAINS OF RAILWAY SUPPLIED ROTARY DUMP GONDOLA
                         CARS

ORIGIN(s):               FALLS, BC

DESTINATION:             NEPTUNE BULK TERMINALS, NORTH VANCOUVER, BC

RATES:                   RATES IN CANADIAN DOLLARS PER METRIC TONNE


                                CONFIDENTIAL TREATMENT REQUESTED

                         COMMENCEMENT OF THE TERM AS DESCRIBED ABOVE TO AND INCLUDING JUNE 30, 2005: $****** (BEING A RATE OF $****** MINUS $***** DEVELOPMENT INCENTIVE FOR FIRST
                         YEAR)

                         JULY 1, 2005 TO JUNE 30, 2009: $*******

ROUTE:                   BCOL ( INCLUDING CN DELIVERY )

MINIMUM WEIGHT:          95 METRIC TONNES PER CAR
MAXIMUM WEIGHT:          GROSS WEIGHT ALLOWED ON RAIL LINE (CURRENTLY 268,000
POUNDS PER LOADED RAILCAR), OR THE MAXIMUM GROSS WEIGHT ALLOWED FOR THE CAR AS STENCILED ON THE CAR, WHICHEVER IS LESS.

MINIMUM SHIPMENT OF 80 CARS PER UNIT TRAIN, WITH THE SPECIFIC NUMBER OF CARS UP TO 104 CARS PER UNIT TRAIN BEING AT THE SOLE DISCRETION OF BCOL

OTHER CONDITIONS:

THE ABOVE DESCRIBED RATES DO NOT INCLUDE LOADING, UNLOADING AND PORT TERMINAL CHARGES ALL OF WHICH WILL BE THE RESPONSIBILITY OF THE CUSTOMER

BCOL WILL PROVIDE POWER AND CREW TO MOVE THE UNIT TRAIN THROUGH LOADING FACILITY, SUBJECT TO LOADING TIMES OUTLINED IN SCHEDULE 2 - "ANCILLARY CHARGES" OF THIS CONTRACT

BCOL WILL PROVIDE ALL MAINTENANCE AND CLEARING OF THE SWITCHES FROM THE SIDING TO THE MAIN RAIL LINE, AND INVOICE THE CUSTOMER FOR THIS WORK.

COAL LOADING OPERATION MUST INCLUDE THE CUSTOMER TREATING THE COAL AFTER THE CAR IS LOADED TO PREVENT UNREASONABLE DUSTING FROM COAL WHILE ON ROUTE TO NORTH VANCOUVER OR TO MEET ANY ACTUAL OR FUTURE ENVIRONMENT REGULATION OR REQUIREMENT.

NOTWITHSTANDING THE OTHER PROVISIONS OF THIS SCHEDULE AND THE CONTRACT, BCOL WILL ALLOW 20 CAR BLOCKS TO BE LOADED AT THE ABOVE RATE DURING THE CONSTRUCTION OF THE CUSTOMER'S UNIT TRAIN SIDING, BUT ONLY TO OCTOBER 31, 2004. ON THESE SMALLER BLOCKS OF LOOSE CARS THE CUSTOMER WILL BE RESPONSIBLE TO MOVE CARS ON THE SIDING AS REQUIRED DURING LOADING. BCOL WILL CONSOLIDATE THESE SMALL BLOCKS INTO A MINIMUM 80 CAR UNIT TRAIN FOR DELIVERY TO NEPTUNE BULK TERMINALS.

CUSTOMER SHALL PROVIDE BCOL WITH A BILL OF LADING AND LIST OF THE RAILCARS INCLUDING PAYLOAD WEIGHTS AND DESTINATION FOR EACH RAILCAR UPON RELEASE OF LOADED CARS FROM THE MINE.

                                   SCHEDULE 2

                                   BCOL-C-0219

                                ANCILLARY CHARGES

THE FOLLOWING APPLIES ON UNIT TRAINS OF GREATER THAN OR EQUAL TO EIGHTY (80) RAIL CARS:

(1) Loading time of seven (7) hours will be allowed for unit trains up to eighty eight (88) cars from the time empty train is placed until released loaded. BCOL will place the first car of the train at origin for loading. Unit trains of greater than eighty eight (88) cars will have the loading time allowance increased on a prorated basis.

(2) Unloading time of eight (8) hours at Destination for all unit trains of eighty (80) to one hundred and four (104) cars from time unit train is placed on Destination siding. Unloading shall be deemed complete when the unit train is empty and returned to the CN Rail ready for movement.

(3) Three hundred and forty five dollars ($345.00) detention per hour per unit train will be assessed for the first forty eight (48) hours when, for reasons attributable to the Customer, loading and unloading times exceed the allowances specified in this Schedule, trains are delayed, or trains cannot be received at origin or destination. Two hundred dollars ($200.00) detention per hour per unit train will be assessed for each hour after the first forty eight (48) hours when, for reasons attributable to the Customer, locomotives and railcars are detained.

(4) Three thousand dollars ($3,000.00) will be assessed for each occurrence of delay, attributable to the Customer, which requires an additional loading, unloading, or road crew for a unit train.

(5) Ancillary charges may be assessed unless a Force Majeure notice has been issued. A Force Majeure notice may be issued only if the occurrence lasts twenty four (24) hours or more. Charges will resume immediately after the Force Majeure condition has ceased.


THE FOLLOWING APPLIES TO LOADING SMALLER BLOCKS OF LOOSE CARS, AND NOT UNIT
TRAINS:

(1) Loading time of twenty four (24) hours free time will be allowed for smaller blocks of cars from the time cars are placed empty until they are released loaded. After the twenty four (24) hours free time railway demurrage terms and charges, as found in BCOL Tariff BCOL 1100, or its future replacement, will apply. BCOL will supply loose cars up to October 31, 2004.

(2) Unloading time will be the same as for unit trains as these blocks of loose cars will be consolidated to meet the eighty (80) car minimum requirement for unloading at Destination.